UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      October 1, 2013

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 1, 2013, AdCare Health Systems, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Park City Capital, LLC (“Park City”) and Michael J. Fox, Chief Executive Officer of Park City.
Pursuant to the Agreement, effective October 1, 2013, the Board of Directors (the “Board”) of the Company increased the size of the Board from nine to ten members and appointed Mr. Fox as a director of the Company to fill the vacancy created thereby for a term that expires at the Company’s next annual meeting of shareholders, which is expected to be held in December 2013 (the “2013 Annual Meeting”). The Company also has agreed: (i) to include Mr. Fox in its slate of nominees for election as a Class I director at the 2013 Annual Meeting to hold office until the Company’s 2014 annual meeting of shareholders; and (ii) to use its reasonable best efforts to cause the re‑election of Mr. Fox to the Board as a Class I director at the 2013 Annual Meeting.
Pursuant to the Agreement, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City shall take such action as may be required so that all of the Company’s capital stock entitled to vote generally in the election of directors (the “Voting Securities”) beneficially owned by Park City, or any person who, within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended, is “controlling,” “controlled by” or “under common control with” Park City (the “Park City Group”), is voted in favor of each of the Board’s nominees to the Board at any and all meetings of the Company’s shareholders or at any adjournment or postponement thereof or in any other circumstance in connection with which a vote, consent or other approval of holders of Voting Securities is sought with respect to the election of any nominee to the Board.
In addition, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City will not do or agree or commit to do (or encourage any other person to do or agree or commit to do) and will not permit any member of the Park City Group or any affiliate or associate thereof to do or agree or commit to do (or encourage any other person to do or agree or commit to do) any of the following:
(i)     solicit proxies or written consents of shareholders with respect to any Voting Securities, or make, or in any way participate in, any solicitation of any proxy to vote any Voting Securities (other than as conducted by the Company), or become a participant in any election contest with respect to the Company;

(ii)     seek to call, or request the call of, a special meeting of the Company’s shareholders or seek to make, or make, any shareholder proposal at any meeting of the Company’s shareholders that has not first been approved in writing by the Board;
(iii)     make any request or seek to obtain, in any fashion that would require public disclosure by the Company, Park City or their respective affiliates, any waiver or amendment of any provision of the Agreement or take any action restricted thereby; and
(vi)     except as permitted by the Agreement, make or cause to be made any statement or announcement that constitutes an ad hominem attack on the Company or its officers or directors in any document or report filed with or furnished to the Securities and Exchange Commission or any other governmental agency or in any press release or other publicly available format.
Furthermore, pursuant to the Agreement, for so long as Mr. Fox serves on the Board as a nominee of the Board, Mr. Fox agrees to comply with all applicable policies and guidelines of the Company and, consistent with his fiduciary duties and his obligations of confidentiality as a member of the Board, to refrain from communicating to anyone any nonpublic information about the Company that he learns in his capacity as a member of the Board (which agreement shall remain in effect after Mr. Fox leaves the Board). Notwithstanding the foregoing, Mr. Fox may communicate such information to any member of the Park City Group who agrees to be bound by the same confidentiality restrictions applicable to Mr. Fox, provided that Mr. Fox shall be liable for any breach of such confidentiality by any such member. In addition, Mr. Fox has confirmed that each of the other members of the Park City Group has agreed not to trade in any securities of the Company while in possession of any nonpublic material information about the Company if and to the extent doing so would be in violation of applicable law or, without the prior written approval of the Board, to trade in any securities of the Company during any blackout period imposed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2013	ADCARE HEALTH SYSTEMS, INC.

/s/ Ronald W. Fleming
Ronald W. Fleming
Chief Financial Officer